Exhibit 10.1

FIRST AMENDMENT TO CONTRIBUTION AGREEMENT

This First Amendment to the Contribution Agreement (this “Amendment”) dated as of March 31, 2006, is entered into by and among Hercules Incorporated, a Delaware corporation (“Hercules”), WSP, Inc., a Delaware corporation (“WSP”) and a wholly-owned subsidiary of Hercules, SPG/FV Investor LLC, a Delaware limited liability company (“SPG”) and FiberVisions Delaware Corporation, a Delaware corporation (including any predecessor entity, the “Company”).

RECITALS

WHEREAS, Hercules, WSP, SPG and the Company are parties to that certain Contribution Agreement dated as of January 31, 2006 (the “Contribution Agreement”). Unless otherwise defined herein or the context otherwise requires, terms used in this Amendment, including its preamble and recitals, shall have the meanings provided in the Contribution Agreement.

WHEREAS, the parties hereto have requested certain modifications to the Contribution Agreement to clarify the language and intent of the parties therein;

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1. The Contribution Agreement is hereby amended as follows:

(a)	Section 5.18(a) of the Contribution Agreement is hereby amended and restated to read in full as follows:

“(a) Before the Closing, the Company, Hercules and WSP shall cause all of the third party debt of the Company and its Subsidiaries and all Intercompany Balances among Hercules and its Affiliates (other than the Company and its Subsidiaries), on the one hand, and the Company and its Subsidiaries, on the other hand, to be paid in full or otherwise fully satisfied, except for the $250,000 payment due in the year 2020 in connection with the Lease Agreement between Athens-Clarke County Industrial Development Authority and Danaklon Americas, Inc. presently known as FiberVisions Products, Inc. dated December 1, 1996 (the “Athens Lease”). The Intercompany Balances among members of the FiberVisions Group shall continue through Closing in accordance with their respective terms, provided, however, that Hercules shall, and shall cause the Company, to settle before the Closing (i) approximately $7,200,000 of intercompany debt between FiberVisions Products Inc. and FiberVisions A/S, and (ii) approximately $2,900,000 of intercompany debt between FiberVisions GmbH and FiberVisions A/S.”

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(b) Section 5.18(b) is hereby amended and restated to read in full as follows:

“(b) As of the Closing, the Company shall have cash (i) in the amount of $300,000 plus an amount equal to any tax refund received by the Company or Hercules or any Affiliate thereof in respect of 2005 losses at FiberVisions Products, Inc., (ii) in a restricted deposit account for letters of credit outstanding as of the Closing Date with respect to polymer purchases from Daelim in Korea,

(iii) in the amount of $700,000 for reimbursement of unused vacation, and (iv) in the amount of $85,336 in compensation for the Company retaining the obligation to make a $250,000 payment upon termination of the Athens Lease in the year 2020. As of the Closing, if the cash (except for cash related to subsection (ii) above) in the Company exceeds $1,085,336, SPG shall remit the amount over $1,085,336 to Hercules.”

(c) The following new Section 5.26 is hereby added to the Contribution Agreement:

“5.26 FiberVisions AG. At Hercules’ cost and expense, the parties shall reasonably cooperate with each other to effectuate the liquidation of FiberVisions AG as soon as possible after the Closing Date.”

(d)	The following new Section 5.27 is hereby added to the Contribution Agreement:

 “5.27 Adjustment to Redemption Price Based on EBITDA Results. Hercules shall make the following payments to the Company in the event of an EBITDA
Shortfall (as defined below) upon the terms and conditions set forth herein.

(a) Fiscal 2006 EBITDA Shortfall. Hercules shall, within five business days after the Company’s determination of its Earnout EBITDA for each fiscal quarter in 2006 following the Closing as presented to the lenders pursuant to the Company’s senior credit facilities, pay to the Company the positive difference, if any, between the amount of Earnout EBITDA projected for such quarter as set forth in the forecast attached hereto as Schedule 5.27 (the sum of such amounts, the “Projected 2006 EBITDA”) minus the actual Earnout EBITDA for such quarter (any such positive amount, a “2006 EBITDA Shortfall”), subject to adjustment as set forth below; provided, however that Hercules shall not be obligated to pay the Company more than $4.5 million in respect of the aggregate amount of 2006 EBITDA Shortfalls (such amount, the “2006 EBITDA Shortfall Cap”).

(b)  Fiscal 2007 EBITDA Shortfall. Hercules shall, within five business days after the Company’s determination of its Earnout EBITDA for each fiscal quarter in 2007 as presented to the lenders pursuant to the Company’s senior credit facilities, pay to the Company the positive difference, if any, between the amount of Earnout EBITDA projected for such quarter as set forth in the forecast attached hereto as Schedule 5.27 (the sum of such amounts, the “Projected 2007 EBITDA”) minus the actual Earnout EBITDA for such

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quarter (any such positive amount, a “2007 EBITDA Shortfall”; any 2006 EBITDA Shortfall and 2007 EBITDA Shortfall is referred to as an “EBITDA Shortfall”), subject to adjustment as set forth below; provided, however that Hercules shall not be obligated to pay the Company more than the sum of $1.2 million plus any portion of the 2006 EBITDA Shortfall Cap (not in excess of $2.25 million) not previously paid pursuant to clause (a) above in respect of the aggregate amount of 2007 EBITDA Shortfalls (such amount, the “2007 EBITDA Shortfall Cap”; each of the 2006 EBITDA Shortfall Cap and the 2007 EBITDA Shortfall Cap is referred to as an “EBITDA Shortfall Cap”).

(c) Annual True-up. Within five business days following the Company’s annual audit for 2006 or 2007, as the case may be, the Company shall deliver a statement to Hercules of its audited Earnout EBITDA for such fiscal year. In the event that the positive difference, if any, between the Projected 2006 EBITDA or Projected 2007 EBITDA, as the case may be, minus the audited Earnout EBITDA for such fiscal year (such difference, the “Annual True-up Amount”) is less than the total EBITDA Shortfalls for such fiscal year, then the Company shall promptly pay to Hercules the difference between the payments made by Hercules pursuant to clauses (a) or (b) above, as the case may be, and such Annual True-up Amount; provided, that in no event shall the Company be obligated to pay Hercules an amount in excess of the amounts received pursuant to either clause (a) or clause (b), as the case may be, with respect to such fiscal year. In the event that the Annual True-up Amount is greater than the total EBITDA Shortfalls for such fiscal year, then Hercules shall promptly pay to the Company the difference between such Annual True-up Amount and the payments made by Hercules pursuant to clauses (a) or (b) above, as the case may be; provided, that Hercules shall not be obligated to pay more than the applicable EBITDA Shortfall Cap with respect to either fiscal year. The audited Earnout EBITDA shall be determined in accordance with Section 5.2(c)(ii) and any disputes regarding the computation of annual Earnout EBITDA shall be resolved in accordance with Section 5.2(c)(iii).

(d) General Provisions.

(i) Neither SPG nor Hercules shall be permitted to setoff any amount to which it may be entitled under this Agreement.

(ii) No payments made pursuant to this Section 5.27 shall be taken into account in determining Estimated Earnout EBITDA or Earnout EBITDA.

(iii) All payments made under this Section 5.27 shall be made by wire transfer of immediately available funds as directed by the receiving party.

(iv) For the avoidance of doubt, Hercules shall not be obligated to pay in any event or under any circumstances the Company more than $5.7 million pursuant to this Section 5.27.

Any payment in respect of an EBITDA Shortfall or annual true-up shall be treated as an adjustment to the Redemption Price for tax purposes, unless otherwise required by applicable law.”

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(e)	The following new subsection (x) is hereby added to Section 8.1(a) of the Contribution Agreement:

“(x) any and all liability for costs (e.g. attorneys’ fees and filing fees) and Taxes related to the liquidation of FiberVisions AG.”

(f)	Schedule 1.2 of the Contribution Agreement is hereby amended and replaced with Schedule 1.2 attached hereto.

(g)    Schedule 1.3 of the Contribution Agreement is hereby amended and replaced with Schedule 1.3 attached hereto.

(h)    Schedule 5.2 of the Contribution Agreement is hereby amended and replaced with Schedule 5.2 attached hereto.

(i)    The new Schedule 5.27 attached hereto is hereby added to the Contribution Agreement.

2. Amendment to the Contribution Agreement. All references to the Contribution Agreement in the Stockholders’ Agreement, the Option Agreement, the Transition Services Agreement or any other document delivered in connection herewith (collectively, the “Transaction Documents”) shall be deemed to refer to the Contribution Agreement as amended hereby.

3. Ratification of the Contribution Agreement. Notwithstanding anything to the contrary herein contained or any claims of the parties to the contrary, the parties agree that the Contribution Agreement is in full force and effect and shall remain in full force and effect, as further amended by this Amendment and each of the parties thereto, hereby ratifies and confirms its obligations thereunder.

4. References; No Waiver. All references in the Contribution Agreement to “this Agreement,” “hereof,” “hereto” and “hereunder” shall be deemed to be references to the Contribution Agreement as amended hereby, and all references in any of the Transaction Documents to the Contribution Agreement shall be deemed to be to the Contribution Agreement as amended hereby.

5. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware.

[SIGNATURES ARE ON THE FOLLOWING PAGE]

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

HERCULES INCORPORATED

By:
Name:
Title:

WSP, INC.

By:
Name:
Title:

SPG/FV INVESTOR LLC

By:
Name:
Title:

FIBERVISIONS DELAWARE CORPORATION

By:
Name:
Title:

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Schedule 1.2

Permitted Encumbrances

1.	See Item 1(ii) of Schedule 3.2.

2.
Georgia Department of Transportation (“DOT”) is in the process of purchasing approximately 0.741 acres as a right of way (“R/W”) from the Company along Alcovy Road in connection with a road widening project. DOT is offering $121,455.00 as fair market value for the property and damages. At the same time, the City of Covington in the County of Newton, and the State of Georgia, (the “City”) is seeking an easement to install a 24” water main on FiberVisions’ property along Alcovy Road, part of which would be in the requested DOT R/W and would not be part of such R/W. The City and the DOT have not yet resolved between themselves whether their plans are incompatible. These items are pending. FiberVisions expects to complete the transaction with DOT and address the City after the City and the DOT have resolved any issues between them. Compensation from the City has not been determined yet.

3.	See Schedule 3.20(j)- Open Relocation Cases

4.	See Item 1 of Schedule 3.10(b).

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Schedule 1.3

Subsidiaries

1.	FiberVisions Incorporated
2.	FiberVisions A/S
3.	Covington Holdings, Inc.
4.	Athens Holdings, Inc.
5.	FiberVisions Products, Inc.
6.	FiberVisions GmbH
7.	FiberVisions (China) A/S
8.	FiberVisions (China) Textile Products Ltd.
9.	FV Holdings, Inc.
10.	FiberVisions, L.P.
11.	ES FiberVisions, Inc.
12.	ES FiberVisions Holdings ApS
13.	ES FiberVisions LP
14.	ES FiberVisions ApS
15.	ES FiberVisions Hong Kong Ltd.
16.	FiberVisions AG

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Schedule 5.2

Earnout EBITDA

The Earnout EBITDA shall be calculated as follows for the 2006 and 2007 Preferential Distribution Payment:

Consolidated EBITDA*………………                                     XXX

Adjustment for Incremental Standalone Costs
Add back actual Standalone Costs (see definition below) in excess of $ 4,000,000 in 2006 and $ 4,000,000 x (1+CPI Inflation Rate) in
2007. (If actual Standalone Costs are less than above targets, no
adjustment will be made.)                               XXX

Adjustment for Acquisitions
Deduct EBITDA amounts directly attributable to incremental
business obtained via business combination. EBITDA should
include as a deduction any one-time transaction or transition costs
related to the business combination.                              XXX

      ______
Earnout EBITDA                                 $ XXX

* “Consolidated EBITDA” shall have the same meaning as the definition thereof in the Credit Agreement dated as of March 31, 2006 among the Company, SPG, FV Denmark, Credit Suisse, Cayman Islands Branch, as Administrative Agent and Collateral Agent, ________, as Syndication Agent, Societe Generale, as Documentation Agent, and Credit Suisse Securities (USA) LLC, as sole bookrunner and sole lead arranger, as it may be amended from time to time, with the following exceptions:

-The final two provisos of the definition of “Consolidated EBITDA” (regarding the Total Leverage Ratio and the deemed Consolidated EBITDA for the fiscal quarters ended September 30, 2006 and December 31, 2006) shall not be considered.

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Definitions

Definition of Incremental Standalone Costs
Incremental Standalone Costs are selling, general and administrative and research and development expenses associated with an increase in personnel or real capabilities over and above the personnel and capabilities as reported in the S, G&A and R&D (lines 3 and 5) in the Financial Statements ended September 30, 2005. Cost increases attributable to inflation or ordinary business activities and not associated with any expansion of personnel or capabilities should not be included as Incremental Standalone Costs.

Incremental Standalone Costs contemplated for 2006 are shown below, but are not limited to these costs or capabilities.

Transition Services obtained from Hercules Incorporated will be included as Incremental Standalone Costs.

The threshold amount for Incremental Standalone Costs for 2006 will be $4,000,000. The threshold amount for Incremental Standalone
Costs for 2007 will be $4,000,000 adjusted by the 2006 full year CPI.

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Schedule 5.27
Projected 2006 and 2007 EBITDA

Projected 2006 EBITDA ($ amounts in millions):

First Quarter - $4.9*

Second Quarter - $5.9

Third Quarter - $6.4

Fourth Quarter - $7.3

Full Year - $24.5

Projected 2007 EBITDA** ($ amount in millions):

First Quarter - $5.6

Second Quarter - $6.3

Third Quarter - $6.1

Fourth Quarter - $6.5

Full Year - $24.5

* The first quarter 2006 projected EBITDA is provided for purposes of determining the Annual True-up Amount only. No first quarter 2006 EBITDA Shortfall is to be considered.

** The parties acknowledge that the projections to lenders is $27.0 million and the parties have agreed to the projections above for the purpose of this Section 5.27 only.